Confidential portions of this document have been omitted and filed separately with the Commission.


                                                       2700 International Drive
                                                                      Suite 200
                                                         West Chicago, IL 60185
                                                                   630/584-1000
                                                               Fax 630/584-1243

ALUMAX
TRANSPORTATION PRODUCTS

    October 22, 1998

                           VIA FACSIMILE 319-547-6099

Mr. Gary Ihrke
Vice President, Operations
Featherlite Manufacturing, Inc.
Box 320
Cresco, IA 52136

Dear Gary:


This letter will confirm that Alumax Transportation Products agrees to supply and you agree to purchase ********** pounds of aluminum extrusions for delivery January, 1998 through December, 1998 via our assigned contract number ATP 0201, Featherlite Contract No. 0004. Pricing during this contract period will be firm at $***** per pound.

Based upon your commitment, Alumax Transportation Products has taken the necessary actions, via an established metal position, to provide a firm price for the duration of this agreement. It is expected that shipments of finished product will occur in a timely manner, which in this case equates to approximately ********* pounds on a monthly basis .

In the event you do not fulfill the volume commitment during the contract period, you will be invoiced for and expected to pay an amount equal to any financial loss we incurred on the metal position we established in order to provide you with this firm price contract. The amount you would be invoiced would be calculated in accordance with the attached Alumax Extrusions, Inc. terms and conditions regarding firm priced contracts.

We believe the above establishes the essence of our agreement and we request that you acknowledge receipt and forward a signed copy of this contract for our files.

We appreciate your confidence in Alumax Transportation Products and look forward to the successful completion of this contract.

Best regards,                                   ACKNOWLEDGED AND ACCEPTED:
 /s/ Ted E. Smothers                             /s/ Gary Ihrke
 Ted E. Smothers                                     Gary Ihrke
 Vice President, Sales & Marketing               Vice President, Operations
                                                 Featherlite Manufacturing, Inc.

cc:      M.S. Czachorski   S. Kavanaugh
         T.A. Horonzy      S. Staller



A Business Unit of Alumax Extrusions, Inc.

                              TERMS AND CONDITlONS

Contract Cancellation - Entirely or in part for any undershipment quantity.


The loss, if any, incurred by Alumax Extrusions, Inc. will be measured by "the difference between the Metals Week P1020 Midwest Transaction Price for the month of scheduled shipment as of the date of this contract over the average of the Metals Week P1020 Midwest Transaction Price for each of the months in which the undershipment occurred times the quantity undershipped in each month."

Extension of the Contract - For up to an additional six months.

Calculation of the price per pound to be added to the original contract price per pound (for the guantity of product equivalent to the undershipped position at the expiration date of the original contract) shall be measured by "the difference between the Metals Week P1020 Midwest Transaction Price for the quarter in which the product is scheduled to be shipped during the extended contract term, over the average of the Metals Week P1020 Midwest Transaction Price for each of the months in which the undershipment occurred, "plus $*** per pound. If no excess metal price exists, the new contract price will be increased by $*** per pound over the original contract price.